Exhibit 99.1

Contacts:	Linda Bain (linda.bain@hilton.com)	Kathy Shepard (kathy_shepard@hilton.com)
	VP Communications	VP — Corporation Communications
	Hilton International Operations	Hilton Hotels Corporation
	(UK) +44 (0)207 856 8293	(US) +310-205-7676

Atish Shah (atish_shah@hilton.com)
VP — Investor Relations
Hilton Hotels Corporation
(US) +310-205-8664

HILTON ANNOUNCES THE EXCHANGE OF CONTRACTS TO SELL
THE SCANDIC HOTEL CHAIN TO EQT  FOR €833 MILLION

Beverly Hills and London — March 2, 2007 — Hilton Hotels Corporation, (NYSE:HLT) today announced the exchange of contracts to sell its Scandic Hotel chain (“Scandic”) to EQT for approximately €833 million (or approximately US$1.1 billion). Net proceeds after transaction costs and taxes are expected to be approximately $1.04 billion.

Based on trailing 12-month recurring earnings from Scandic  (net of corporate overhead expenses) before interest, taxes, depreciation and amortization (EBITDA), the sale price represents an EBITDA multiple of approximately 10 times.  After adjusting for normal replacement for furniture, fixtures and equipment, the implied capitalization rate on the sale is expected to be approximately 6.5%. The transaction is subject to a number of conditions, but is expected to be completed in April 2007, subject to clearance from the European Union regulators.  Hilton intends to use the proceeds of the sale to pay down debt.

The proposed sale follows the announcement by Hilton in August 2006 that the company would explore strategic alternatives for the Scandic Hotel chain, with a view to selling all or part of the business.

Scandic is the largest hotel operator in the Nordic region, operating full service hotels in the mid-market segment.  The transaction involves the sale of 132 hotels, of which 128 are Scandic hotels and 3 are Hilton hotels plus one other hotel.  Of the 132 hotels, 3 are owned, 121 are leased, 5 are managed, and 3 are franchised.

Upon completion of the transaction, Hilton will continue to have a presence in Nordic with six Hilton hotels - three in Finland (including the Hilton Helsinki Vantaa Airport due to open in August 2007), two in Sweden and one in Denmark at Copenhagen airport.

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Robert M. La Forgia, executive vice president and chief financial officer of Hilton Hotels Corporation, commented on the sale:

“This proposed sale represents the latest execution of our strategy to generate a higher proportion of income from management and franchise fees, while also reducing debt.  This particular transaction will also enable us to reduce our income from leased hotels which, combined with a stronger balance sheet, would significantly strengthen our credit profile.”

Ian Carter, executive vice president and chief executive of Hilton’s International Operations, added:

“Scandic is a prominent and respected brand with an exceptional market position in the Nordic countries. The business has performed very strongly over the last year, which is testimony to the commitment and efforts of the management and employees during the sale process.

Following the re-unification of the Hilton business earlier last year, a key focus of our strategy is international development.  This is underpinned by an excellent portfolio of existing brands, including a number of strong mid-market brands with significant international appeal and potential for growth.”

Hilton will enter into a short-term ‘Transitional Services Agreement’ with EQT to include key service and operational areas, including the Hilton Reservations and Customer Care (HRCC), HHonors guest loyalty program and IT system and support.

Hilton was advised by Citigroup Global Markets Limited and Mannheimer Swartling.

Expected impact of the Scandic sale on 2007 Results

Assuming the sale of Scandic closes in April 2007 and net proceeds are used to pay down debt, this transaction is expected to reduce the company’s 2007 recurring EPS by $.10 per share.

Approximately $.07 per share of this expected reduction results directly from the sale of Scandic, while approximately $.03 per share is due to an increase in the company’s overall effective tax rate as a result of selling assets outside the U.S. The company’s full year 2007 effective tax rate is now expected to be approximately 35%.

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Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; acquisition and disposition of assets; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.  Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements.  We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances.

Note to Editors:

About EQT

EQT is a leading private equity group with operations in Northern Europe and Greater China. EQT manages funds with activities in buy-outs as well as mezzanine finance. EQT currently manages approximately €10.5 billion in 10 funds.  In total, EQT funds have invested in about 50 companies.

About Hilton Hotels Corporation

Hilton Hotels Corporation (NYSE:HLT) is the leading global hospitality company, with more than 2,900 hotels and 500,000 rooms in 78 countries and territories, including 105,000 team members worldwide.

The company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton®, Conrad®,  Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand Vacations™, Homewood Suites by Hilton®, Scandic and The Waldorf=Astoria Collection®.

The Hilton Family of Hotels adheres to founder Conrad Hilton’s philosophy that, “It has been, and continues to be, our responsibility to fill the earth with the light and warmth of hospitality.”  The company put a name to its unique brand of service that has made it the best known and most highly regarded hotel company:  be hospitable®.    The philosophy is shared by all 10 brands in the Hilton Family of Hotels, and is the inspiration for its overarching message of kindness and generosity.

For more information about our company, please visit www.hiltonworldwide.com, and to learn more about our be hospitable philosophy, please visit www.behospitable.com.

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